EXHIBIT 99.4

Announced March 25, 2019 STRATEGIC MERGER OF EQUALS Sparta, Michigan Lapeer, Michigan

FORWARD - LOOKING STATEMENTS 2 This presentation contains forward - looking statements . Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward - looking statements . Examples of forward - looking statements include, but are not limited to, statements regarding the outlook and expectations of ChoiceOne and County with respect to their planned merger, the strategic benefits and financial benefits of the merger, including the expected impact of the transaction on the combined company’s future financial performance (including anticipated accretion to earnings per share, cost savings, the tangible book value earn - back period and other operating and return metrics), and the timing of the closing of the transaction . These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance . These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence . Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward - looking statements . Furthermore, neither ChoiceOne nor County undertake any obligation to update, amend, or clarify forward - looking statements, whether as a result of new information, future events, or otherwise . Such risks, uncertainties and assumptions, include, among others, the following : • the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) ; • the failure of either ChoiceOne or County to obtain shareholder approval, or to satisfy any of the other closing conditions to the transaction on a timely basis or at all ; • the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement ; • the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and County do business, or as a result of other unexpected factors or events ; • the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value ; •; diversion of management’s attention from ongoing business operations and opportunities ; • potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction ; and • the outcome of any legal proceedings that may be instituted against ChoiceOne or County ; Additional risk factors include, but are not limited to, the risk factors described in Item 1 A in ChoiceOne Financial Services, Inc . ’s Annual Report on Form 10 - K for the year ended December 31, 2018.

ADDITIONAL INFORMATION 3 This communication is being made in respect of the proposed merger transaction between ChoiceOne and County . In connection with the proposed merger, ChoiceOne will file with the SEC a Registration Statement on Form S - 4 that will include the Joint Proxy Statement of ChoiceOne and County and a Prospectus of ChoiceOne, as well as other relevant documents regarding the proposed transaction . A definitive Joint Proxy Statement/Prospectus will also be sent to ChoiceOne and County shareholders . INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION . This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction . A free copy of the Joint Proxy Statement/Prospectus, once available, as well as other filings containing information about ChoiceOne and County, may be obtained at the SEC’s Internet site http : //www . sec . gov . You will also be able to obtain these documents, free of charge, from ChoiceOne by accessing ChoiceOne’s website at http : //www . choiceone . com (which website is not incorporated herein by reference) or from County by accessing County’s website at http : //www . lakestonebank . com (which website is not incorporated herein by reference) . Copies of the Joint Proxy Statement/Prospectus once available can also be obtained, free of charge, by directing a request to ChoiceOne, 109 East Division Street, Post Office Box 186 , Sparta, 49345 , Attention : Mr . Thomas L . Lampen, or by calling 616 - 887 - 7366 , or to County, 83 West Nepessing Street, Post Office Box 250 , Lapeer, Michigan 48446 , Attention Mr . Bruce J . Cady, or by calling 810 - 664 - 2977 .

PARTICIPANTS IN SOLICITATION 4 ChoiceOne and County and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ChoiceOne and County shareholders in respect of the transaction described in the Joint Proxy Statement/Prospectus . Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger when it becomes available . Free copies of this document may be obtained as described in the preceding slide . Contacts: ChoiceOne Financial Services, Inc. Kelly Potes President & CEO ChoiceOne Bank 616 - 887 - 6837 kpotes@choiceone.com County Bank Corp Bruce Cady CEO Lakestone Bank and Trust 810 - 664 - 2977 bcady@lakestonebank.com Michael Burke President Lakestone Bank and Trust 810 - 664 - 2977 mburke@lakestonebank.com

STRATEGIC MERGER OVERVIEW □ ChoiceOne Financial Services (“ChoiceOne”) and County Bank Corp (“County”) will merge to form the 12 th largest bank holding company headquartered in Michigan based on asset size . (1) □ ChoiceOne is the parent company of ChoiceOne Bank headquartered in Sparta, Michigan and County is the parent company of Lakestone Bank and Trust headquartered in Lapeer, Michigan . □ ChoiceOne Bank and Lakestone Bank and Trust are expected to consolidate in the second quarter of 2020 . □ The companies are located on opposite sides of Michigan, but share similar cultures, values and commitment to serve their customers . The combination will result in an exceptional company and present efficiencies and new growth opportunities in their expanded network across Michigan . □ Pro Forma Management and Board ▪ Paul Johnson – Chairman ▪ Bruce Cady – Vice Chairman ▪ Kelly Potes – CEO ▪ Mike Burke – President ▪ Board of Directors : 14 members – 7 designated by ChoiceOne / 7 designated by County □ Consideration will be all stock with a fixed exchange ratio of 2 . 0632 shares of ChoiceOne for each County share . As part of completing the transaction, it is expected that ChoiceOne will declare and pay special dividend of $ 0 . 60 per share to ChoiceOne shareholders . ▪ The share exchange represents 50 . 1 % ownership to ChoiceOne shareholders and 49 . 9 % to County shareholders based on current shares outstanding, excluding outstanding ChoiceOne stock options and restricted stock units ▪ Based on ChoiceOne’s closing stock price of $ 24 . 70 on March 22 , 2019 , and the exchange ratio of 2 . 0632 , the implied per share value to County shareholders equals $ 50 . 96 with an aggregate value of $ 89 . 0 million ▪ Implied combined market capitalization equals $ 178 . 4 million based on 7 . 2 million pro forma shares and ChoiceOne’s closing stock price of $ 24 . 70 as of March 22 , 2019 (1) Source: S&P Global Market Intelligence, a division of S&P Global. Excludes M&A targets. ChoiceOne Financial Services, Inc. and County Bank Corp 5

STRATEGIC MERGER OVERVIEW ChoiceOne and County: Profiles and Merger Rationale Financial Strength & Exceptional Asset Quality Ɣ Consistent and strong underlying core profitability for each (bank - level) with pre - tax pre - provision earnings (“P TPP”) to average assets of approximately 1 . 30 % to 1 . 40 % in 2018 Ɣ Strong capital ratios – ChoiceOne Bank Tier 1 leverage 9 . 8 % and Lakestone 10 . 3% Ɣ ChoiceOne Bank’s nonperforming assets (“NPAs”) (excluding restructured loans) to total assets equaled 0 . 25 % and Lakestone’s NPAs to total assets equaled 0 . 33 % at YE 2018 Ɣ Both banks reported net loan recoveries in 2018 Strong Balance Sheet Ɣ Diversified loan portfolios with no category of loans exceeding 30 % on a pro forma basis (see page 9 ) Ɣ YE 2018 loan/deposit ratio of 74 % at ChoiceOne Bank and 67 % at Lakestone Ɣ Strong core deposits with 78 % in non - CD deposits at ChoiceOne Bank and 90 % at Lakestone Consistent Growth Ɣ 2016 - 18 loan growth : $ 59 . 6 M or 16 % for ChoiceOne Bank and $ 48 . 5 M or 15 % for Lakestone Ɣ 2016 - 18 non - time deposit growth : $ 26 . 8 M or 6 % for ChoiceOne Bank and $ 41 . 3 M or 9 % for Lakestone Ɣ 4 Q - 2018 cost of deposits : 0 . 53 % for ChoiceOne Bank and 0 . 39 % for Lakestone Merger Rationale Ɣ The combined company will have the opportunity to expand into adjacent growth markets Ɣ Attractive core deposit base and low cost funding will provide support for future expansion Ɣ Complementary management teams with identified positions and transition plans Ɣ Opens the door for additional mergers/acquisitions in lower Michigan Ɣ Expected to become listed on NASDAQ after closing 6

PRO FORMA BRANCH MAP Combined ChoiceOne and County 7 ChoiceOne Bank Lakestone Bank & Trust CHOICEONE BANK City County # of Active Branches Jun-18 Deposits ($000s) Sparta Kent 2 $191,538 Kent City Kent 1 $55,914 Grant Newaygo 1 $39,950 Coopersville Ottawa 1 $37,900 Comstock Park Kent 1 $37,583 Rockford Kent 2 $32,868 Muskegon Muskegon 1 $25,287 Fremont Newaygo 1 $30,127 Cedar Springs Kent 1 $30,104 Ravenna Muskegon 1 $25,035 Newaygo Newaygo 1 $22,787 Grand Rapids Kent 1 $0 (1) Total 14 $529,093 (1) Established 11/17/18 LAKESTONE BANK & TRUST City County # of Active Branches Jun-18 Deposits ($000s) Lapeer Lapeer 3 $219,002 Capac Saint Clair 1 $61,317 Imlay City Lapeer 1 $41,446 Armada Macomb 1 $39,245 Metamora Lapeer 1 $34,542 Attica Lapeer 1 $27,909 Yale Saint Clair 1 $27,353 Memphis Saint Clair 1 $27,182 Almont Lapeer 1 $26,905 Emmett Saint Clair 1 $22,097 Fostoria Lapeer 1 $20,489 Port Huron (LPO) Saint Clair 1 $0 Total 14 $547,487

MARKET COMPARISON ChoiceOne and County 8 ChoiceOne Financial Services Inc. & County Bank Corp Market Area Market Area POPULATION DATA Total (1) Total (2) 2019 Estimated 1,171,985 1,124,510 9,988,842 2024 Projected 1,209,856 1,141,767 10,074,369 % Change 2019 - 2024 3.2% 1.5% 0.9% MARKET DEPOSITS ($Mils) Jun-13 Deposits $22,282.3 $18,908.9 Jun-18 Deposits $29,530.8 $22,387.3 5-Year Growth $7,248.5 $3,478.4 5-Year Deposit C.A.G.R. (3) 5.8% 3.4% COMPANY DEPOSITS ($Mils) Jun-18 Company Market Share 1.8% 2.4% Jun-13 Deposits $404.7 $476.4 Jun-18 Deposits $529.1 $547.5 5-Year Growth $124.4 $71.1 5-Year Deposit C.A.G.R. (3) 5.5% 2.8% (1) Market Area Total includes Kent, Newaygo, Muskegon, and Ottawa Counties. (2) Market Area Total includes Lapeer, Saint Clair, and Macomb Counties. (3) Compound annual growth rate. Note: Deposit balances from FDIC State of Michigan ChoiceOne Financial Services, Inc. County Bank Corp

DIVERSIFIED LOAN PORTFOLIO

Combined ChoiceOne and County


ChoiceOne Bank
Agric. 4.7%
Other 5.1%
Constr. 7.5%
Farm 5.6%
Consumer 5.6%
C&I 21.1%
1-4 Fam. 23.2%
OO CRE 16.2%
Multi-Fam. 4.2%
Other CRE 6.7%


Lakestone Bank & Trust
Other 5.0%
Agric. 0.4%
Constr. 2.9%
Farm 2.5%
Consumer 2.9%
C&I 15.8%
Multi-Fam 1.9%
1-4 Fam. 35.3%
Other CRE 14.4%
OO CRE 18.9%


Pro Forma Combined
Agric. 2.7%
Other 5.0%
Constr. 5.4%
Farm 4.2%
Consumer 4.4%
C&I 18.7%
1-4 Fam. 28.8%
Multi-Fam. 3.2%
OO CRE 17.4%
Other CRE 10.2%

ChoiceOne Bank	Balance ($000)	% of Total
Construction	$32,241	7.5%
Farm Loans	$24,317	5.6%
1-4 Family	$100,056	23.2%
Owner-Occupied CRE	$69,818	16.2%
Other CRE Loans	$28,930	6.7%
Multi-Family	$18,170	4.2%
C&I	$90,907	21.1%
Consumer	$24,080	5.6%
Agricultural	$20,146	4.7%
Other Loans	$21,883	5.1%
Total Loans	**$430,548**	**100.0%**
2018Q4 Loan Yield		5.08%

Lakestone Bank & Trust	Balance ($000)	% of Total
Construction	$10,640	2.9%
Farm Loans	$9,008	2.5%
1-4 Family	$128,536	35.3%
Owner-Occupied CRE	$68,598	18.9%
Other CRE Loans	$52,351	14.4%
Multi-Family	$6,994	1.9%
C&I	$57,322	15.8%
Consumer	$10,626	2.9%
Agricultural	$1,636	0.4%
Other Loans	$18,150	5.0%
Total Loans	**$363,861**	**100.0%**
2018Q4 Loan Yield		5.30%

Pro Forma Combined	Balance ($000)	% of Total
Construction	$42,881	5.4%
Farm Loans	$33,325	4.2%
1-4 Family	$228,592	28.8%
Owner-Occupied CRE	$138,416	17.4%
Other CRE Loans	$81,281	10.2%
Multi-Family	$25,164	3.2%
C&I	$148,229	18.7%
Consumer	$34,706	4.4%
Agricultural	$21,782	2.7%
Other Loans	$40,033	5.0%
Total Loans	**$794,409**	**100.0%**
Pro Forma Combined 2018Q4 Loan Yield		5.18%

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STRONG CORE DEPOSIT BASES

Combined ChoiceOne and County


ChoiceOne Bank
Jumbo Time Deposits 6.8%
Retail Time Deposits 14.9%
Noninterest Bearing 26.8%
NOW, MMDA, Savings 51.5%


Lakestone Bank & Trust
Retail Time Deposits 8.4%
Jumbo Time Deposits 1.4%
Noninterest Bearing 22.5%
NOW, MMDA, Savings 67.7%


Pro Forma Combined
Retail Time Deposits 11.8%
Jumbo Time Deposits 4.2%
Noninterest Bearing 24.7%
NOW, MMDA, Savings 59.3%

ChoiceOne Bank	Balance ($000)	% of Total
Noninterest Bearing	$154,942	26.8%
NOW, MMDA, Savings	$297,759	51.5%
Retail Time Deposits	$86,438	14.9%
Jumbo Time Deposits	$39,276	6.8%
Total Deposits	**$578,415**	**100.0%**

2018Q4 Cost of Total Deposits	0.53%

Lakestone Bank & Trust	Balance ($000)	% of Total
Noninterest Bearing	$122,092	22.5%
NOW, MMDA, Savings	$367,215	67.7%
Retail Time Deposits	$45,583	8.4%
Jumbo Time Deposits	$7,603	1.4%
Total Deposits	**$542,493**	**100.0%**

2018Q4 Cost of Total Deposits	0.39%

Pro Forma Combined	Balance ($000)	% of Total
Noninterest Bearing	$277,034	24.7%
NOW, MMDA, Savings	$664,974	59.3%
Retail Time Deposits	$132,021	11.8%
Jumbo Time Deposits	$46,879	4.2%
Total Deposits	**$1,120,908**	**100.0%**

Pro Forma Combined 2018Q4 Cost of Total Deposits	0.47%

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CONTRIBUTION ANALYSIS Combined ChoiceOne and County as of Year - End 2018 11 Pro Forma SELECT BALANCE SHEET CONTRIBUTIONS COFS Contribution CBNC Contribution Combined (1) Total Assets $670,173 52.1% $616,564 47.9% $1,286,737 Total Loans $430,549 54.2% $363,861 45.8% $794,410 Total Deposits $577,015 51.5% $542,453 48.5% $1,119,468 Tangible Equity $66,749 53.0% $59,160 47.0% $125,909 Adjusted Tangible Equity (2) $64,562 52.2% $59,160 47.8% $123,721 PROFITABILITY CONTRIBUTIONS Pre-Tax Pre-Provision (3) $8,418 51.1% $8,051 48.9% $16,469 Stated Net Income $7,333 51.5% $6,918 48.5% $14,251 Normalized Net Income (3) $7,250 51.4% $6,851 48.6% $14,101 MARKET CAPITALIZATION Current Shares Outstanding 3,618,652 1,746,884 Stock Price (03/21/2019) $24.70 $45.55 Current Market Cap. $89,381 52.9% $79,571 47.1% $168,951 (1) Pro Forma Combined represents the sum of COFS and CBNC data and is not reflective of any purchase accounting marks or merger adjustments (2) Adjusted for special dividend of $0.60 per share to ChoiceOne shareholders prior to closing (3) County's PTPP and net income exclude purchase accounting accretion/expense recorded in 2018

KEY MODELING ASSUMPTIONS Strategic Merger: ChoiceOne and County Ownership/Share Count Ɣ ChoiceOne outstanding common shares 3 , 618 , 652 Ɣ Shares Issued to County 3 , 604 , 206 ( 1 , 746 , 884 shares x 2 . 0632 ) Ɣ Pro forma shares 7 , 222 , 858 (1) Consideration Mix Ɣ 100 % in ChoiceOne Stock Ɣ County shareholders will receive 2 . 0632 shares of ChoiceOne stock for each share Ɣ ChoiceOne shareholders will receive a special dividend of $ 0 . 60 per share prior to closing Accounting Assumptions Ɣ County balance sheet will be subject to fair market value accounting Ɣ Loan credit mark assumed to equal current ALLL Ɣ Core deposit intangible of 2 . 0 % amortized 10 years using sum - of - years digits amortization Ɣ Accretion of $ 2 . 0 million of investment portfolio discount over 5 years Transaction Costs Ɣ C ombined o ne - time transaction costs at closing estimated at $ 3 . 8 million pre - tax Ɣ Additional expenses of approximately $ 1 . 9 million pre - tax expected in 2020 related to merger of subsidiary banks Estimated Cost Savings / Revenue Enhancements Ɣ Fully phased - in cost savings estimated at $ 4 . 7 mil . or 10 % of combined non - interest expense with 100 % realized in 2021 Ɣ $ 1 . 25 million of potential revenue enhancements identified but not modeled 12 (1) Not including any outstanding ChoiceOne stock options and restricted stock units

PRO FORMA IMPACT Strategic Merger: ChoiceOne and County Pro Forma Combined Ownership Split (1) (ChoiceOne/County) 50.1% / 49.9% Pro Forma Shares Outstanding (1) 7,222,858 EPS Accretion Year 1 (2) $0.15 / 7.2% EPS Accretion Year 2 $0.32 / 14.5% TBV Payback Period (3) 3.1 years Implied IRR (4) > 25% 13 (1) Excluding outstanding ChoiceOne stock options and restricted stock units (2) Excludes $1.9 million in pre - tax expenses expected in 2020 related to merger of subsidiary banks (3) Using the cross - over method (4) Utilizes a 12x terminal P/E multiple

PUBLICLY-TRADED BANKS IN MICHIGAN

Top 15 Publicly-Traded Banks Based on Assets (Excludes M&A Targets)

			FINANCIAL PERFORMANCE						STOCK PERFORMANCE					
Company Name	City	Total Assets ($000)	Tang. Equity/ Assets (%)	LTM PTPP[2] / AA (%)	LTM ROAA[3] (%)	LTM ROAE[3] (%)	LTM Effic.[4] Ratio (%)	NPAs[5] / Assets (%)	03/21/19 Closing Price	Market Cap. ($Mils)	Price/ Tg Book (%)	Price/ LTM EPS[3] (x)	LTM Dividend Yield (%)	Monthly Volume to Shares
1 Chemical Financial Corp.	Detroit	$21,498,341	8.23%	1.87%	1.46%	10.77%	51.4%	0.43%	$40.60	$2,616.2	173%	9.9	3.1%	12.1%
2 Flagstar Bancorp Inc.	Troy	$18,531,000	7.52%	1.33%	1.04%	12.57%	73.9%	1.40%	$31.60	$1,524.6	132%	9.1	0.0%	13.0%
3 Mercantile Bank Corp.	Grand Rapids	$3,363,907	9.68%	1.61%	1.28%	11.33%	60.5%	0.15%	$32.44	$467.3	168%	12.4	5.2%	4.9%
4 Independent Bank Corp.	Grand Rapids	$3,353,281	9.17%	1.74%	1.38%	13.44%	65.4%	0.31%	$21.72	$495.6	168%	11.9	2.8%	11.1%
5 Sterling Bancorp Inc.	Southfield	$3,196,774	10.47%	2.96%	2.05%	20.66%	35.1%	0.14%	$10.02	$368.4	159%	8.3	0.4%	3.2%
6 Macatawa Bank Corp.	Holland	$1,975,124	9.66%	1.74%	1.40%	14.69%	57.7%	0.24%	$9.92	$327.5	177%	12.7	2.5%	2.2%
7 Isabella Bank Corporation	Mount Pleasant	$1,837,307	7.78%	0.90%	0.77%	7.26%	72.4%	0.42%	$23.50	$177.2	126%	13.4	4.4%	0.3%
8 Level One Bancorp Inc.	Farmington Hills	$1,416,215	10.09%	1.35%	1.09%	10.85%	68.2%	1.32%	$23.13	$173.8	126%	11.9	0.5%	NA
9 Mackinac Financial Corp	Manistique	$1,318,040	9.64%	1.20%	0.92%	8.96%	72.1%	0.62%	$15.63	$146.2	135%	12.5	3.1%	3.1%
10 ChoiceOne ProForma (1)	**Sparta**	**$1,286,737**	**9.90%**	**1.36%**	**1.16%**	**10.72%**	**69.5%**	**0.29%**	**$24.70**	**$178.4**	**141%**	**12.4**	**2.9%**	**0.5%**
11 Fentura Financial Inc.	Fenton	$926,450	9.76%	1.60%	1.20%	15.05%	65.2%	0.12%	$20.70	$97.4	122%	7.8	1.2%	0.5%
12 Southern Michigan Bancorp	Coldwater	$738,831	8.52%	1.35%	1.12%	11.49%	68.6%	0.62%	$39.00	$88.2	146%	10.9	2.2%	0.9%
13 CNB Community Bancorp	Hillsdale	$662,067	8.18%	1.65%	1.31%	15.78%	66.9%	0.43%	$35.00	$67.1	136%	8.6	3.2%	0.5%
14 Keweenaw Financial Corp.	Hancock	$558,432	12.19%	1.50%	1.24%	10.44%	63.1%	0.26%	$132.00	$52.6	77%	7.5	5.0%	0.1%
15 Commercial National Fncl	Ithaca	$527,368	8.36%	1.03%	0.86%	13.31%	66.7%	0.34%	$11.35	$45.6	143%	10.0	4.6%	0.3%
All Listed	**Median**	**$1,416,215**	**9.64%**	**1.50%**	**1.20%**	**11.49%**	**66.7%**	**0.34%**			**141%**	**10.9**	**2.9%**	**1.5%**

(1) Combined financial information represents the sum of ChoiceOne and County data and is not reflective of any purchase accounting marks or merger adjustments.
(1) Stock performance information represents ChoiceOne only. Market capitalization is based on pro forma shares outstanding.
(2) Pre-Tax Pre Provision = Net Interest Income + Noninterest Income - Noninterest Expense (as a percent of average assets).
(3) Core if available.
(4) Noninterest expense before foreclosed property expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent, if available) and noninterest revenues, excluding only gains from securities transactions and nonrecurring items.
(5) Nonperforming Assets ("NPAs") exclude restructured loans.

Source: S&P Global Market Intelligence, a division of S&P Global.
Note: S&P may be relying on certain bank-level data for purposes of computing some of the financial and/or stock performance metrics shown.

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